UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2009

DECKERS OUTDOOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-22446	95-3015862
(Commission File Number)	(IRS Employer Identification No.)

495A South Fairview Avenue, Goleta, California	93117
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code  (805) 967-7611

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.           Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 11, 2009, the Board of Directors (the “Board”) of Deckers Outdoor Corporation (the “Company”) approved amendments to Article II, Section 2.8 of the Company’s Bylaws, which amendments were made effective as of March 11, 2009.  Section 2.8 of the Bylaws provides that, at any meeting of stockholders of the Company, only such business shall be conducted at the meeting as has been properly brought before the meeting by or at the direction of the Board, or by any stockholder who complies with the notice procedures set forth in Section 2.8.  In general, in order for a stockholder to nominate a person for election as a director or conduct any other business at a stockholder meeting, the stockholder must provide proper notice to the Company not less than 90 days in advance of the meeting or, if later, the seventh day following the first public announcement of the date of such meeting. The adjournment of a meeting or the announcement thereof will not commence a new time period for giving timely notice.

The amendments to the Bylaws clarify that a stockholder providing notice pursuant to Section 2.8 must be a stockholder of record both at the time the notice is given and at the time of the stockholder meeting at which the business is referenced in the notice will be considered.  In addition, the amendments expand the disclosures required to be provided by a stockholder pursuant to such notice.  In particular, regardless of whether a stockholder intends to nominate a person for election as a director or conduct any other business at the meeting, the stockholder must disclose (i) the class and number of shares of the Company that are, directly or indirectly, beneficially owned by the stockholder or any Stockholder Affiliate, (ii) any derivative positions held or beneficially held by the stockholder or any Stockholder Affiliate and (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any derivative position, short position, or any borrowing or lending of shares) has been made, the effect of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Affiliate.  In addition, the stockholder must disclose a description of all agreements, arrangements and understandings between such stockholder or any Stockholder Affiliate and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and whether the stockholder or Stockholder Affiliate intends to conduct a proxy solicitation.  The amendments to the Bylaws also clarify that only business that has been properly brought before a special meeting of stockholders pursuant to the Company’s notice of meeting will be conducted at such special meeting.

In addition to the foregoing disclosure obligation, if a stockholder is nominating a person for election as a director, then the stockholder must also provide a description of all arrangements or understandings between the stockholder or any Stockholder Affiliate on the one hand, and any nominee for election as a director on the other hand.  With respect to each nominee, the stockholder must include a completed and signed questionnaire, in a form provided by the Secretary of the Company upon written request, with respect to the background and qualification of such person being nominated and the background of any other person or entity on whose behalf the nomination is being made.  The nominee for election as a director must also deliver a written representation and agreement, in the form provided by the Secretary of the Company upon written request, with regards to any voting commitments, compensatory arrangements with a third party and compliance requirements applicable to directors of the Company.  In addition, nominations of persons for election as a director may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of meeting by (i) the Board or (ii) a stockholder who, among other requirements, complies with the notice provisions in the Bylaws, provided that the Board has determined that directors shall be elected at such meeting.

If a stockholder is intending to conduct any business at the meeting other than the nomination of a director, the stockholder must disclose any material interest of the stockholder or any Stockholder Affiliate in such business.  For purposes of the amendment, “Stockholder Affiliate” means (i) any person controlling, directly or indirectly, or acting in concert with, any stockholder providing notice pursuant to Section 2.8, (ii) any beneficial owner of shares of stock of the Company owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with the Stockholder Affiliate.  Finally, the amendments to the Bylaws clarify that a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder with respect to matters set forth in Section 2.8.

The foregoing description is qualified in its entirety by reference to the Certificate of Amendment of Bylaws, which is attached hereto as Exhibit 3.4 and is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.4	Certificate of Amendment of Bylaws of Deckers Outdoor Corporation, as adopted March 11, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deckers Outdoor Corporation

Date: March 17, 2009	/s/ Thomas R. Hillebrandt
Thomas R. Hillebrandt
Chief Financial Officer